Exhibit  23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this form 8-K/A of Sanders Morris Harris Group Inc. filed on or about March 18, 2011 of our report dated March 18, 2011 relating to the combined financial statements of Global Financial Services, LLC and GFS Advisors, LLC as of and for the year then ended December 31, 2009.

/s/ CF & Co., L.L.P.

Dallas, Texas

March 18, 2011